©2024 DISCOVER FINANCIAL SERVICES Exhibit 99.3 3Q24 Financial Results October 16, 2024

The following slides are part of a presentation by Discover Financial Services (the "Company") in connection with reporting quarterly financial results and are intended to be viewed as part of that presentation. No representation is made that the information in these slides is complete. For additional financial, statistical, and business related information, as well as information regarding business and segment trends, see the earnings release and financial supplement included as exhibits to the Company’s Current Report on Form 8-K filed today and available on the Company’s website (www.discover.com) and the SEC’s website (www.sec.gov). Forward Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as "believe," "expect," "anticipate," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," "forecast," and similar expressions. Such statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release and there is no undertaking to update or revise them as more information becomes available. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance and regulatory and legal actions, including, but not limited to, those related to accounting guidance, tax reform, financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity; risks related to the proposed merger with Capital One Financial Corporation (“Capital One”) including, among others, (i) failure to complete the merger with Capital One or unexpected delays related to the merger or the inability of the parties to obtain regulatory approvals or satisfy other closing conditions required to complete the merger, (ii) regulatory approvals resulting in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction, (iii) diversion of management’s attention from ongoing business operations and opportunities, (iv) cost and revenue synergies from the merger may not be fully realized or may take longer than anticipated to be realized, (v) the integration of each party’s management, personnel and operations will not be successfully achieved or may be materially delayed or will be more costly or difficult than expected, (vi) deposit attrition, customer or employee loss and/or revenue loss as a result of the announcement of the proposed merger, (vii) expenses related to the proposed merger being greater than expected, and (viii) shareholder litigation that could prevent or delay the closing of the proposed merger or otherwise negatively impact our business and operations; the actions and initiatives of current and potential competitors; our ability to manage our expenses; our ability to successfully achieve card acceptance across our networks and maintain relationships with network participants and merchants; our ability to sustain our card and personal loan growth; our ability to timely complete the sale of the our private student loan portfolio, including due to the failure of a closing condition in the agreement to be satisfied, or any unexpected delay in closing the transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement; our ability to increase or sustain Discover card usage or attract new customers; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; our ability to manage our credit risk, market risk, liquidity risk, operational risk, compliance and legal risk and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in our investment portfolio; limits on our ability to pay dividends and repurchase our common stock; limits on our ability to receive payments from our subsidiaries; fraudulent activities or material security breaches of our or others' key systems; our ability to remain organizationally effective; our ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events, climate change, pandemics and unforeseen or catastrophic events; our ability to introduce new products and services; our ability to manage our relationships with third-party vendors, as well as those with which we have no direct relationship such as our employees' internet service providers; our ability to maintain current technology and integrate new and acquired systems and technology; our ability to collect amounts for disputed transactions from merchants and merchant acquirers; our ability to attract and retain employees; our ability to protect our reputation and our intellectual property; our ability to comply with regulatory requirements; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. We routinely evaluate and may pursue acquisitions of, investments in or divestitures from businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or our debt or equity securities. Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2023, which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC. Notice 2

Important Information About the Transaction and Where to Find It Capital One has filed a registration statement on Form S-4 with the SEC to register the shares of Capital One's common stock that will be issued to Discover Financial Services ("Discover") stockholders in connection with the proposed transaction. The registration statement includes a preliminary joint proxy statement of Capital One and Discover that also constitutes a preliminary prospectus of Capital One. The definitive joint proxy statement/prospectus will be sent to the stockholders of each of Discover and Capital One in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by Discover or Capital One through the website maintained by the SEC at http://www.sec.gov or by contacting the investor relations department of Discover or Capital One at: Discover Financial Services Capital One Financial Corporation 2500 Lake Cook Road 1680 Capital One Drive Riverwoods, IL 60015 McLean, VA 22102 Attention: Investor Relations Attention: Investor Relations investorrelations@discover.com investorrelations@capitalone.com (224) 405-4555 (703) 720-1000 Before making any voting or investment decision, investors and security holders of Discover and Capital One are urged to read carefully the entire registration statement and joint proxy statement/prospectus, including any amendments thereto, because will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above. Participants in Solicitation Discover, Capital One and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of each of Discover and Capital One in connection with the transaction. Information regarding the directors and executive officers of Discover and Capital One and other persons who may be deemed participants in the solicitation of the stockholders of Discover or of Capital One in connection with the transaction will be included in the joint proxy statement/prospectus related to the proposed transaction, which will be filed by Capital One with the SEC. Information about the directors and executive officers of Discover and their ownership of Discover common stock can also be found in Discover’s definitive proxy statement in connection with its 2024 annual meeting of stockholders, as filed with the SEC on March 15, 2024, as supplemented by Discover’s proxy statement supplement, as filed with the SEC on April 2, 2024, and other documents subsequently filed by Discover with the SEC. Information about the directors and executive officers of Capital One and their ownership of Capital One common stock can also be found in Capital One’s definitive proxy statement in connection with its 2024 annual meeting of stockholders, as filed with the SEC on March 20, 2024, and other documents subsequently filed by Capital One with the SEC. Additional information regarding the interests of such participants will be included in the joint proxy statement/prospectus and other relevant documents regarding the proposed transaction filed with the SEC when they become available. Notice 3

3Q24 Highlights 4 • Strong financial performance ◦ 3Q24 net income of $965MM; diluted EPS of $3.69; and return on equity of 23% ◦ Net interest income growth from higher loans and margin expansion ◦ Credit performing in-line with expectations • Simplifying our business by exiting student loans; completed the first of four planned loan sale closings • Focused on compliance, customers, community and our employees ◦ Progressed risk management and compliance capabilities ◦ Recognized for outstanding customer satisfaction ◦ Invested in the Columbus Ohio region by opening a new customer care and community center ◦ Recognized as a great place to work • Merger with Capital One progressing ◦ Merger applications are under review by the regulators ◦ Integration planning activities are advancing as anticipated Note(s) Merger with Capital One remains subject to numerous conditions including shareholder and regulatory approvals

• Revenue net of interest expense was $4.5Bn, up 10%, due to higher net interest income, and higher non-interest income reflecting a gain from the private student loan sale • Provision for credit losses decreased by $229MM reflecting a $570MM lower reserve build, partially offset by a $372MM increase in net charge-offs • Expenses increased $238MM, or 16%, from higher employee compensation, higher information processing, and higher professional fees 3Q24 Summary Financial Results Key Points 5 $683 $333 $76 $229 $(238) $(118) $965 3Q23 Net Income Net Interest Income Non- Interest Income Provision for Credit Losses Operating Expense Income Tax/ Capital Action 3Q24 Net Income Year-Over-Year Net Income & EPS ($MM, except EPS)(1) 3Q24 $ 3,655 $ 798 $ 1,473 $ 1,692 $ 323 3Q23 $ 3,322 $ 722 $ 1,702 $ 1,454 $ 205 B/(W) $ 333 $ 76 $ 229 $ (238) $ (118) EPS $ 2.59 $ 1.02 $ 0.23 $ 0.70 $ (0.73) $ (0.12) $ 3.69 Note(s) 1. Private student loans were classified as held-for-sale effective June 30, 2024. The charge-offs related to private student loans are through June 30, 2024, the date the loans were transferred to held-for-sale classification

• NIM on loans was 11.38%, up 21bps QOQ primarily driven by favorable loan yields • Total loan yield was up 21bps QOQ due to a lower card promotional balance mix • The net funding rate was down 1bp QOQ driven by lower average funding costs • Average consumer deposits were up 1% QOQ and up 11% YOY 3Q24 Net Interest Income Drivers 6 Key Points Note(s) 1. Includes checking and reflects both interest-bearing and non-interest bearing consumer deposits 2. Net Funding Rate reflects interest expense, net of interest income from other interest-earning assets, as a percentage of average receivables 10.95% 10.98% 11.03% 11.17% 11.38% 3Q23 4Q23 1Q24 2Q24 3Q24 NIM on Loans Total Loan Growth ($Bn) Funding Mix (%), Average Balance $97.4 $102.3 $99.5 $100.1 $100.5 $10.4 $10.4 $10.5 $10.1 $8.5 $9.6 $9.9 $10.1 $10.3 $10.4$5.3 $5.9 $6.5 $7.1 $7.6 Card +3% YOY Student (19)% YOY Personal +9% YOY Other + 44% YOY 3Q23 4Q23 1Q24 2Q24 3Q24 66% 65% 66% 68% 69% 18% 18% 18% 17% 16% 9% 9% 9% 8% 8% 7% 8% 7% 7% 7% DTC and Affinity Deposits Brokered & Other Deposits Securitized Borrowing Unsecured Borrowing 3Q23 4Q23 1Q24 2Q24 3Q24 Total Loan Yield 14.44% 14.61% 14.71% 14.85% 15.06% Net Funding Rate (2) 3.49% 3.63% 3.68% 3.68% 3.67% (1)

Note(s) 1. Rewards rate represents credit card rewards cost divided by Discover Card sales volume • Net interest income increased due to higher loan receivables and margin expansion • Net discount / interchange revenue was down 4% from lower spend • Loan fee income was up from higher instances • Other income increased reflecting a $70MM gain from the loan sale • The rewards rate was up 2bps YOY driven by a change in the 5% category 3Q24 Grocery, Walmart 3Q23 Gas, e-Wallet 3Q24 Revenue 7 Key Points Inc / (Dec) ($MM) 3Q24 3Q23 $ % Net Interest Income 3,655 3,322 333 10% Net Discount/Interchange Revenue 363 377 (14) (4%) Protection Products Revenue 42 42 — —% Loan Fee Income 214 194 20 10% Transaction Processing Revenue 84 82 2 2% Other Income 95 27 68 NM Total Non-Interest Income 798 722 76 11% Revenue Net of Interest Expense $4,453 $4,044 $409 10% Change 3Q24 3Q23 QOQ YOY Discover Card Sales Volume ($MM) $53,380 $54,952 — % (3%) Rewards Rate(1) 1.44% 1.42% 12 bps 2 bps $4,044 $333 $(14) $20 $2 $68 $4,453 3Q23 Rev Net of Int Exp Net Interest Income Net Discount/ Interchange Loan Fee Income Transaction Processing Other Income 3Q24 Rev Net of Int Exp Year-Over-Year Revenue ($MM) (1)

3Q24 Operating Expense

DISCOVER

Year-Over-Year Expense ($MM) (1)



$1,454
$128
$(20)
$48
$42
$40
$1,692
3Q23 Expense
Employee Comp
Marketing
Info Processing
Professional Fees
All Other
3Q24 Expense

($MM)	3Q24	3Q23	Inc / (Dec) $	Inc / (Dec) %
Employee Compensation and Benefits	$703	$575	128	22%
Marketing and Business Development	263	283	(20)	(7%)
Information Processing & Communications	197	149	48	32%
Professional Fees	323	281	42	15%
Premises and Equipment	25	22	3	14%
Other Expense	181	144	37	26%
Total Operating Expense	$1,692	$1,454	$238	16%
Operating Efficiency(2)	**38.0 %**	**36.0 %**		**200 bps**

Key Points

- Employee compensation increased due to higher wage rates and employee retention awards
- Information processing increased driven by technology investments and accelerated student loan software depreciation
- Professional fees were up from higher recovery fees and merger & integration planning costs
- Other expense was up due to private student loan net charge-off expense

Note(s)

1. Private student loans were classified as held-for-sale effective June 30, 2024. After June 30, 2024, the date the loans were transferred to held-for-sale classification, private student loan net charge-offs are recognized as Other Expense
2. Defined as reported total operating expense divided by revenue net of interest expense

8

• Credit card net charge-offs improved; 30-day delinquencies in-line with seasonal trends • Personal loan net charge-off and delinquency rates increased modestly reflecting seasoning of recent growth in loan balances • Total Loan net-charge-offs in line with expectations 3Q24 Key Credit Metrics 9 Key PointsChange 3Q23 2Q24 3Q24 QOQ YOY Credit Card Loans Ending Loan Balance ($MM) $97,389 $100,066 $100,489 —% 3% Net Principal Charge-off Rate 4.03% 5.55% 5.28% (27) bps 125 bps 30-Day Delinquency Rate 3.41% 3.69% 3.84% 15 bps 43 bps Personal Loans Ending Loan Balance ($MM) $9,559 $10,321 $10,438 1% 9% Net Principal Charge-off Rate 2.63% 3.98% 4.01% 3 bps 138 bps 30-Day Delinquency Rate 1.24% 1.54% 1.66% 12 bps 42 bps Total Loans Ending Loan Balance ($MM)(1) $122,676 $127,649 $126,993 (1)% 4% Net Principal Charge-off Rate(2) 3.52% 4.83% 4.86% 3 bps 134 bps 30-Day Delinquency Rate(2) 3.06% 3.33% 3.46% 13 bps 40 bps Note(s) 1. Total Loans includes private student loans, home equity and other loans 2. Excludes loans classified as held-for-sale as of June 30, 2024

10 ($MM) Credit Card Personal Loans Other Total Allowance Balance at June 30, 2024 $7,591 $793 $97 $8,481 Reserve rate 7.59% 7.68% N/A 7.22% Provision for credit losses 1,327 111 35 1,473 Net Charge-offs 1,332 106 4 1,442 Balance at September 30, 2024 $7,586 $798 $128 $8,512 Reserve rate 7.55% 7.65% N/A 7.18% 7.06% 7.23% 7.32% 7.22% 7.18% 3Q23 4Q23 1Q24 2Q24 3Q24 Allowance for Credit Losses Note(s) 1. Private student loans were classified as held-for-sale effective June 30, 2024 2. Includes the adjustment to eliminate the allowance for credit losses upon classifying the private student loan portfolio as held-for-sale as of June 30,2024 Total Loan Reserve Rate (1)(2)

$1.8 $0.3 $2.3 $2.4 $1.9 $— $0.44 $0.44 $0.50 $0.60 $0.70 $0.70 2019 2020 2021 2022 2023 YTD 2024 11 Capital Return(3)Capital Position Common Equity Tier 1 (CET1) Capital Ratio (%) Note(s) 1. Capital for years ended 2022 and prior have been restated for comparative purposes and considers the impacts of the immaterial corrections to the financial statements; years 2019-2021 reflect a best estimate 2. Based on the final rule published September 30, 2020. Capital ratios reflect the impact of CECL reserves on regulatory capital with transition impacts 3. Quarterly dividend per share figures for 2019 through 2023 represent year-end levels 11.0% 12.9% 14.5% 13.1% 11.3% 12.7% 2019 2020 2021 2022 2023 3Q24 • The Common Equity Tier 1 ratio of 12.7% increased due to core earnings and the student loan sale • Declared quarterly cash dividend of $0.70 per share of common stock • Share repurchases have been suspended through merger closing and common dividends will not exceed $0.70 per share Key Points Capital Position & Capital Return Trends Share Repurchases ($Bn) Quarterly Dividend per Share (1) (2) Suspended through closing

12 2024 Perspective Previous(1)(2) (Includes Private Student Loan Sale) Current(1)(2) (Includes Private Student Loan Sale) Loan Growth • Down low single digits • Down low to mid single digits Net Interest Margin • Expect NIM of 11.1%-11.4% • Expect NIM of 11.2-11.4% Operating Expense • Anticipate total operating expense to be up mid-single digits excluding card misclassification and merger related costs • No change Net Charge-offs • Expect full year average net charge-off rate of 4.9-5.2% • Expect full year average net charge-off rate of 4.9-5.0% Capital Management • Share repurchases suspended through merger closing; dividend not to exceed $0.70 per share • No change Note(s) 1. Private student loans were classified as held-for-sale effective June 30, 2024. The charge-offs related to private student loans are through June 30, 2024, the date the loans were transferred to held-for-sale classification 2. The private student loan sale is subject to various closing conditions

Appendix

3Q24 Asset Yield & Liabilities Rate 3Q24 2Q24 3Q23 Interest-Earning Assets ($Bn) Avg Bal Yield Avg Bal Yield Avg Bal Yield Total Loans $127.7 15.06% $127.0 14.85% $120.4 14.44 % Other Interest-Earning Assets 24.7 4.49% 24.8 4.60% 21.4 4.26 % Total Interest-Earning Assets $152.4 13.35% $151.8 13.18% $141.8 12.90% 3Q24 2Q24 3Q23 Interest-Bearing Liabilities ($Bn) Avg Bal Rate Avg Bal Rate Avg Bal Rate Direct to Consumer Deposits(1) (2) $87.1 4.40% $85.9 4.39% $78.3 4.18 % Brokered Deposits and Other 20.2 4.95% 21.6 4.85% 21.3 4.43 % Interest Bearing-Deposits 107.3 4.50% 107.5 4.48% 99.6 4.23 % Borrowings 19.4 5.02% 20.0 5.00% 20.0 4.49 % Total Interest-Bearing Liabilities $126.7 4.58% $127.5 4.56% $119.6 4.27% 14 Note(s) 1. Includes Affinity relationships 2. Excludes checking which is a non-interest bearing deposit product

Credit Performance Trends

Total Company Loans[1]


4.92 4.83 4.86
4.11
3.52
3.22
2.72
2.13
1.80 1.71
3.45 3.38 3.33 3.46
3.06
2.30 2.48 2.57
1.63 1.94
2Q22 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23 1Q24 2Q24 3Q24
NCO rate (%)
30+ day DQ rate (%)

Credit Card Loans


5.66 5.55 5.28
4.68
4.03
3.68
3.10
2.37
2.01 1.92
3.87 3.83 3.69 3.84
3.41
2.76 2.86
2.53
2.11
1.76
2Q22 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23 1Q24 2Q24 3Q24
NCO rate (%)
30+ day DQ rate (%)

Personal Loans


4.02 3.98 4.01
3.39
2.63
2.28
1.94
1.49
1.21 1.14
1.66
1.45 1.46 1.54
1.24
0.63 0.69 0.80 0.91 1.00
2Q22 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23 1Q24 2Q24 3Q24
NCO rate (%)
30+ day DQ rate (%)

Private Student Loans[1]


Transferred to HFS
2.62 2.62 2.59
1.66 1.94 2.05 2.02 2.13
1.85
1.08 0.91 1.33 1.04 1.25 1.32 1.52 1.58
2Q22 3Q22 4Q22 1Q23 2Q23 3Q23 4Q23 1Q24 2Q24 3Q24
NCO rate (%)
30+ day DQ rate (%)

Note(s)
1. Excludes loans classified as held-for-sale as of June 30, 2024

15

YOY YOY YOY YOY 3Q24 Payments Volume ($Bn) Discover Network • Discover Network volume was down 4% reflecting a slowdown in Discover card sales • PULSE volume was up 14% driven by an increase in debit transaction volume • Diners Club volume was up 7% YOY reflecting strength across most regions • Network Partners was down 24% YOY from lower AribaPay volume Key Points $57.2 $58.4 $51.8 $55.4 $55.2 3Q23 4Q23 1Q24 2Q24 3Q24 $72.1 $79.2 $79.1 $81.7 $82.6 3Q23 4Q23 1Q24 2Q24 3Q24 $9.7 $10.5 $10.2 $9.4 $10.4 3Q23 4Q23 1Q24 2Q24 3Q24 $9.9 $8.7 $11.1 $8.1 $7.5 3Q23 4Q23 1Q24 2Q24 3Q24 Diners Club(1) PULSE Network Partners (4)% 14% 7% (24%) Note(s) 1. Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment Total Network Volume up 4% YOY 16